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                                                            EXHIBIT 99(a)(5)(i)


   This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares. The tender offer is made solely by the Offer to Purchase dated July 1, 2003 and the related Letter of Transmittal, and any amendments or supplements thereto. The tender offer is not being made to, nor will tenders be accepted from or on behalf of holders of shares in any jurisdiction in which the making or acceptance of offers to sell shares would not be in compliance with the laws of that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on behalf of Zale Corporation by Bear, Stearns & Co. Inc., the Dealer Manager for the tender offer, or by one or more registered brokers or dealers licensed under the laws of that jurisdiction.


                      NOTICE OF OFFER TO PURCHASE FOR CASH
                                      BY
                                ZALE CORPORATION
                                       OF
                   UP TO 6,400,000 SHARES OF ITS COMMON STOCK
                  AT A PURCHASE PRICE NOT GREATER THAN $48.00
                         NOR LESS THAN $42.00 PER SHARE

 THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
  MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JULY 29, 2003, UNLESS THE TENDER
                              OFFER IS EXTENDED.

         Zale Corporation, a Delaware corporation ("Zale"), is inviting its stockholders to tender up to 6,400,000 shares of its common stock, $.01 par value per share, for purchase by Zale at a price not greater than $48.00 nor less than $42.00 per share, net to the seller in cash, without interest, on the terms and subject to the conditions described in the Offer to Purchase, dated July 1, 2003, and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the tender offer. The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions set forth in the Offer to Purchase and the related Letter of Transmittal, including Zale's completion of a new secured revolving credit facility.

         THE BOARD OF DIRECTORS OF ZALE HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER ZALE NOR ANY MEMBER OF ITS BOARD OF DIRECTORS, NOR THE DEALER MANAGER OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH STOCKHOLDERS MAY CHOOSE TO TENDER THEIR SHARES. STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO TENDER THEIR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH SUCH SHARES SHOULD BE TENDERED. IN DOING SO, STOCKHOLDERS SHOULD READ CAREFULLY THE INFORMATION IN THE OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING ZALE'S REASONS FOR MAKING THE TENDER OFFER. STOCKHOLDERS SHOULD DISCUSS WHETHER TO TENDER THEIR SHARES WITH THEIR BROKER OR OTHER FINANCIAL OR TAX ADVISOR.

         ZALE'S DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED ZALE THAT THEY DO NOT INTEND TO TENDER ANY SHARES IN THE TENDER OFFER.

         On the terms and subject to the conditions of the tender offer, Zale will determine a single per share price, not greater than $48.00 nor less than $42.00 per share, that it will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. Zale will select the lowest purchase price that will allow it to purchase 6,400,000 shares, or such lesser number of shares as is properly tendered and not properly withdrawn, at prices not greater than $48.00 nor less than $42.00 per share. Only shares properly tendered at prices at or below the purchase price selected by Zale and not properly withdrawn will be purchased at the price selected by Zale, subject to proration provisions. However, because of the "odd lot" priority, proration and conditional tender provisions described in the Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares Zale seeks are properly tendered. Shares not purchased in the tender offer will be returned to the tendering stockholders at Zale's expense promptly after the expiration of the tender offer. Under no circumstances will interest on the purchase price be paid by Zale regardless of any delay in making such payment.

         The term "expiration date" means 12:00 Midnight, New York City time, on Tuesday, July 29, 2003, unless and until Zale, in its sole discretion, subject to applicable law, shall have extended the period of time during which the tender offer will remain open, in which event the term expiration date shall refer to the latest time and date at which the tender offer, as so extended by Zale, shall expire. Zale reserves the right, in its sole discretion, to purchase more than 6,400,000 shares under the tender offer subject to applicable law. For purposes of the tender offer, Zale will be deemed to have accepted for payment (and therefore purchased) shares properly tendered at or below the purchase price and not properly withdrawn, subject to the proration provisions of the tender offer, only when, as and if Zale gives oral or written notice to The Bank of New York, the Depositary of the tender offer, of its acceptance for payment of such shares under the tender offer. Payment for shares tendered and accepted for payment under the tender offer will be made only after timely receipt by the Depositary of certificates for such shares or a timely confirmation of a book-entry transfer of such shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase), a properly completed and duly executed Letter of Transmittal, an Agent's Message (as defined in the Offer to Purchase) in the case of a book-entry transfer or a specific acknowledgement in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal.

         Zale expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled expiration date. During any such extension, all shares previously tendered and not properly withdrawn will remain subject to the tender offer and to the right of a tendering stockholder to withdraw such stockholder's shares.

         The company has a past practice of repurchasing shares from time to time as a means of increasing shareholder value. Since 1998 approximately 8.8 million shares of Zale common stock have been repurchased for an aggregate of approximately $279 million in the open market. We may continue or expand the repurchase program in the future, subject to applicable law.

         Tenders of shares under the tender offer are irrevocable, except that such shares may be withdrawn at any time prior to the expiration date and, unless previously accepted for payment by Zale under the tender offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on Tuesday, August 26, 2003. For such withdrawal to be effective, a written notice of withdrawal must be timely received by The Bank of New York at its address set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of such shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an "eligible institution" (as defined in the Offer to Purchase), unless such shares have been tendered for the account of an eligible institution. If shares have been tendered under the procedure for book-entry transfer set forth in the Offer to Purchase, any notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Zale, in its sole discretion, which determination will be final and binding. Neither Zale nor The Bank of New York, as the Depositary, Morrow & Co., Inc., as the Information Agent, Bear, Stearns & Co. Inc., as the Dealer Manager, or any other person will be under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or incur any liability for failure to give any such notification.

         The information required to be disclosed by Rule 13e-4 under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference. Zale has also filed with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule TO, which includes certain additional information relating to the tender offer.

         The Offer to Purchase and the related Letter of Transmittal have been mailed to record holders of shares whose names appear on Zale's stockholder list and have been furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION WITH RESPECT TO THE TENDER OFFER IS MADE. STOCKHOLDERS ARE URGED TO CAREFULLY READ THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

         Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal or related documents may be directed to the Information Agent at the telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the tender offer. To confirm delivery of shares, stockholders are directed to contact The Bank of New York, the Depositary, at (800) 524-4458.

                 The Information Agent for the Tender Offer is:

                               MORROW & CO., INC.
                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                          Call Collect: (212) 754-8000
              U.S. SECURITY HOLDERS CALL TOLL FREE: (800) 607-0088
             SECURITY HOLDERS OUTSIDE THE U.S., PLEASE CALL COLLECT
        BANKS AND BROKERAGE FIRMS, PLEASE CALL TOLL FREE: (800) 654-2468
                          Email: zlc.info@morrowco.com

                  The Dealer Manager for the Tender Offer is:

                            BEAR, STEARNS & CO. INC.
                               383 Madison Avenue
                            New York, New York 10179
                           TOLL-FREE: (866) 897-6798

July 2, 2003


New York Times 6.4375" x 10.5"

19339    MORROW
F&F Primar (212) 685-4909
Description: Morrow--Zale Corporation
July03/Morrow/19339-D-02
7/1/03     kk/md      Proof   5 4